Exhibit 99.1

Six Flags Announces Final Results of Debt Exchange Offer

-	Exchange Offer Oversubscribed

-	Debt Reduced by Approximately $130 Million

-	Modest Reduction in Annual Cash Interest

New York, NY – June 12, 2008 - Six Flags, Inc. (NYSE: SIX) announced today the final results of its private debt exchange offer previously announced on May 14, 2008.

Commenting on the exchange offer results, Jeffrey R. Speed, Six Flags Executive Vice President and Chief Financial Officer, said, “The successful results of this transaction, along with the prior year park sales and refinancing of our $1.1 billion credit facility, mark another important step in addressing the balance sheet challenges that we inherited two years ago.”  Speed continued, “The benefits of this transaction include reducing debt by $130 million, extending our debt maturities, including a majority of our nearest term debt maturity in 2010, and decreasing our annual cash interest.”

As of 12:00 midnight New York City time yesterday, the following amounts of Six Flags, Inc. Notes (“Notes”) were tendered and have been accepted for exchange into the new 12 1/4% Senior Notes due 2016 of Six Flags Operations Inc., which are to be issued on June 16, 2008 (“New Notes”):

(in millions)

Title of Security	Aggregate Principal Amount of Notes Tendered	Percentage of Outstanding	Aggregate Principal Amount of Notes Accepted	Aggregate Principal Amount of New Notes Issued	Aggregate Principal Amount of Debt Reduction

8 7/8% Senior Notes due 2010 (“2010 Notes”)	$149.2	53.2%	$149.2	$134.3	$14.9

9 3/4% Senior Notes due 2013 (“2013 Notes”)	$231.6	61.9%	$231.6	$161.1	$70.5

9 5/8% Senior Notes due 2014 (“2014 Notes”)	$385.0	82.9%	$149.9	$104.6	$45.2
Total	$765.8	68.4%	$530.6	$400.0	$130.6

Mark Shapiro, Six Flags President and Chief Executive Officer, commented, “While extending the maturity of a majority of our nearest term debt should help to mitigate refinancing concerns, there is more work to do. We will continue to focus on opportunistic transactions aimed at de-levering the balance sheet as we work to create new high-margin sponsorship and licensing revenue streams and grow our core theme park business.”

Exchange Offer Information (Previously Announced on May 14, 2008)

Six Flags, Inc. and Six Flags Operations Inc. offered to exchange all properly tendered and accepted Notes listed above such that the principal amount of New Notes issued in the exchange would not exceed $400 million (the “Maximum Tender Amount”).  Six Flags reserved the right, but was not obligated, to increase the Maximum Tender Amount.  The aggregate principal amount of each issue of Notes that were tendered and accepted in the exchange offer was determined in accordance with the following “Acceptance Priority Levels”: all 2010 Notes were accepted before any 2013 Notes or 2014 Notes were accepted, and all 2013 Notes were accepted before any 2014 Notes were accepted.

The exchange offer expired at 12:00 midnight, New York City time yesterday.  The consummation of the exchange offer is conditioned upon the satisfaction or waiver of the conditions set forth in the private offering memorandum dated May 14, 2008, including a requirement that the beneficial holders of approximately 50% of the principal amount of the outstanding 2010 Notes who had previously agreed to tender their 2010 Notes for exchange in the exchange offer, shall have tendered such 2010 Notes in the exchange offer in accordance with the terms of their lock-up agreement.  This condition has been satisfied.

The New Notes are senior unsecured obligations of Six Flags Operations Inc., and are guaranteed by Six Flags, Inc. The New Notes mature on July 15, 2016, and bear interest at a rate per annum equal to 12 1/4%.  Interest on the New Notes is payable on January 15 and July 15 of each year, beginning on January 15, 2009. The New Notes have not been and will not be registered under the Securities Act or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and are therefore subject to substantial restrictions on transfer.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 21 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting edge, record-shattering roller coasters and appointment programming with events like the popular Thursday and Sunday Night Concert Series. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics - families, teens, tweens and thrill seekers alike - with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.

Forward Looking Statements:

Statements in this press release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about the terms of the exchange offer and the timeframe for its completion. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “expect,” “plans,” “intend,” “may,” “will,” and other terms with similar meaning indicating possible future events or potential impact on the business or other stakeholders of Six Flags and its subsidiaries.   The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management's current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the condition of the U.S. credit markets generally and worsening industry conditions. Additional factors are detailed from time to time in Six Flags' filings with the Securities and Exchange Commission (SEC), including those factors contained in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007 under the caption “Risk Factors.” All forward-looking statements in this news release are expressly qualified by information contained in Six Flags' filings with the SEC. Six Flags disclaims any obligation to update or revise any forward-looking information.

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Media Contact: Sandra Daniels - (212) 652-9360

Investor Relations: William Schmitt - (203) 682-8200